                              TORCH OFFSHORE, INC.
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is effective as of July 30, 2002 (the "Effective Date"), and is entered into between Torch Offshore, Inc., a Delaware corporation (the "Corporation"), and Robert E. Fulton, a person of the full age of majority (the "Employee").

         1.       Employment and Duties.

         (a) The Corporation agrees to employ the Employee as Chief Financial Officer, or a similar capacity, as of the Effective Date for the period set forth in paragraph 1(c) below, unless employment is terminated sooner as provided herein.

         (b) The Employee accepts employment and agrees to devote his full time and attention to the performance of his duties as determined, from time to time, by the Chief Executive Officer or the Board of Directors of the Corporation.

         (c) The Employee shall commence his duties as of July 30, 2002 and, except as provided herein, shall continue to serve in the employ of the Corporation until July 30, 2004 (the "Initial Term"). This Agreement shall be automatically renewed for successive one-year terms unless terminated at least thirty (30) days prior to the end of the then current year term (each successive year is the "Renewal Term").

         2. Compensation. For all services rendered by the Employee, the Corporation shall compensate the Employee as follows:

         (a) Annual Salary. The Corporation shall pay to the Employee, subject to the terms and conditions set forth in this Agreement, an annual salary of $165,000, and such amount shall be prorated and paid in accordance with the Corporation's customary payroll practices.

         (b) Perquisites and Benefits. The Employee shall be eligible to receive awards under the Corporation's 2001 Long-Term Incentive Plan and entitled to receive in the aggregate substantially the same fringe benefits and perquisites offered by the Corporation to any of the Corporation's similarly situated employees, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Corporation in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs.

         (c) Additional Benefits. The Employee shall be paid a one-time lump sum of $10,000 with $5,000 paid with first payroll check and $5,000 paid after six months of employment. The Employee shall be entitled to fifteen (15) business days of paid vacation each year, to be accrued and taken in accordance with the Corporation's standard policies and practices.

         (d) Severance. If the Corporation terminates the employment of the Employee for any reason other than Cause (as defined in paragraph 4(d)), then the Corporation shall pay to the

Employee severance payments of twelve (12) months of salary at his then current rate, to be paid in accordance with the Corporation's standard payroll practices, subject to Employee's execution of a general release as provided in paragraph 12 of the Agreement. The Employee expressly acknowledges and agrees that the Employee shall not be eligible to receive from the Corporation any form of severance pay or other form of termination benefit, except as expressly provided in this paragraph 2(d) (other than coverage under COBRA or other form of legally mandated benefit available after the termination of employment).

                  Any amount(s) payable under this Agreement shall be subject to the withholding of such income and employment taxes as may be required by law to be withheld.

         3. Payment or Reimbursement of Expenses. Subject to compliance by the Employee with such policies regarding expenses and expense reimbursements as may be adopted, from time to time, by the Corporation, the Employee shall be paid or reimbursed for reasonable expenses actually incurred in connection with the performance of his duties hereunder and in the furtherance of the business and affairs of the Corporation. Any such reimbursement shall be made within a reasonable period after presentation by the Employee of an itemized account of such expenses, accompanied by appropriate receipts satisfactory to the Corporation. In no event shall any expense be paid or reimbursed, unless properly accounted for to the extent necessary to substantiate the Corporation's Federal income tax deduction under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder or any similar state or federal law or regulation.

In addition, the Corporation shall provide for the payment or reimbursement of certain expenses related to the Employee's acceptance of employment and relocation to the New Orleans, Louisiana are upon such terms and conditions as provided in Schedule B, attached hereto and incorporated herein by reference. As provided in Schedule B and in accordance with those terms and conditions, such payment or reimbursement by the Corporation includes a relocation allowance, a living allowance, and certain costs related to the purchase of a primary residence in the New Orleans, Louisiana area, the sale of the Employee's primary residence, and the shipment and storage of household effects.

The Employee shall receive an allowance of $450.00 per month for use of an automobile for business purposes and shall be reimbursed for business mileage (non-commuting) at $0.11 per mile.

         4.       Termination.

         (a) This Agreement and the Corporation's obligations hereunder shall terminate as of the conclusion of the Initial Term, unless terminated earlier pursuant to this paragraph 4 or extended for successive one-year terms as provided in paragraph 1(c) hereof.

         (b) Either party may terminate this Agreement by providing the other party with thirty (30) days written notice.

         (c) If the Employee dies or becomes totally disabled (as determined by the Board of Directors or the Chief Executive Officer of the Corporation), this Agreement and the Employee's rights hereunder shall automatically terminate as of the date of such death or disability.

         (d) The Corporation may terminate this Agreement and the Employee's rights hereunder at any time for Cause, which shall mean only (i) if termination shall have been the result of an act or acts of dishonesty on your part constituting a felony and resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or
(ii) upon the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered to you by the Board of Directors of the Corporation, which demand specifically identifies the manner in which the Board of Directors of the Corporation believes that you have not substantially performed your duties, and such failure to perform your duties results in demonstrably material injury to the Corporation. Your employment shall in no event be considered to have been terminated by the Corporation for Cause if such termination took place as the result of (a) bad judgment or negligence on your part, or (b) any act or omission without intent of gaining therefrom, directly or indirectly, a profit to which you were not legally entitled, or (c) any act or omission believed by you in good faith to have been in or not opposed to the interest of the Corporation, or (d) any act or omission in respect of which a determination is made that you met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the by-laws of the Corporation or the laws of the State of Louisiana or the directors and officers liability insurance of the Corporation, in each case in effect at the time of such act or omission. You shall not be deemed to have terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Corporation at a meeting called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board of Directors of the Corporation), finding that in the good faith opinion of the Board of Directors of the Corporation you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this definition and specifying the particulars thereof in detail.

         5. Covenant Not to Compete. During the term of the Employee's employment with the Corporation or for a period of twelve (12) months following any termination of the Employee's employment by the Corporation, the Employee agrees that, with respect to the parishes within the State of Louisiana and the counties within the States of Texas, Alabama, Florida, and Mississippi set forth on Schedule A attached hereto, including the territorial waters of the United States located offshore of such areas, each of which the Employee stipulates and agrees that the Corporation carries on or intends to carry on a like business, the Employee shall not, directly or indirectly, for his own benefit or to the detriment of the Corporation or its affiliates:

         (a) Own, manage, operate, control, or participate in the ownership, management, operation, or control of a business (however structured) that carries on or engages in any manner (excluding stock in a publicly held corporation), in the Pipelay and Subsea Construction Business. For this purpose, the term "Pipelay and Subsea Construction Business" shall refer to the installation, laying, and/or burying of transmission lines, trunk lines, and flowlines, laying of all rigid, flexible, reeled, or coiled tubing and installing, laying, and/or burying of control, power umbilicals and subsea communication or power cables, and pipeline tie-ins, pipeline burial, riser installation and survey, inspection, maintenance, and repair services in connection with oil and gas pipelines;

         (b) Perform any services similar to the primary services he performed while employed by the Corporation or any of its subsidiaries or affiliates for any person, partnership, corporation, association, group, or other entity engaged in the Pipelay and Subsea Construction Business (as defined above), whether as an employee, independent contractor, or otherwise; or

         (c) Solicit customers or employees of the Corporation or any of its subsidiaries or affiliates for any purpose or in any manner detrimental to the Corporation or it business or operations.

                  The parties hereto agree that each of the foregoing prohibitions is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that the foregoing restrictions are reasonable in both time and scope.

                  Because of the difficulty of measuring economic loss to the Corporation as a result of a breach of any of the foregoing prohibitions, and because of the immediate and irreparable damage that could be caused to the Corporation for which it would have no other adequate remedy, the Employee agrees that the foregoing prohibitions may be enforced by the Corporation, in the event of breach by him, by injunctions, restraining orders, and orders of specific performance issued by a court of competent jurisdiction. The Employee further agrees to waive any requirement for the Corporation's securing or posting of any bond in connection with such remedies.

         6.       Confidential Information.

         (a) The Employee agrees not to disclose, either while employed by the Corporation or any of its subsidiaries or affiliates or at any time thereafter, to any person not employed by the Corporation or not engaged by the Corporation to render services to the Corporation, any confidential information of the Corporation or its subsidiaries or affiliates learned by the Employee during the course of his employment by the Corporation. This paragraph 6 shall not preclude the Employee from the use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Corporation or from disclosure required by law or court order. The Employee further agrees that, upon the expiration or termination of this Agreement for any reason, he will not take with him, without the prior written consent of the Corporation, any document, magnetic or other storage media, or any other books, records, files, or confidential or proprietary information of the Corporation or any of its subsidiaries or affiliates.

         (b) All written materials, records, and documents made by the Employee or in the possession of the Employee during or after the term of this Agreement concerning the business or affairs of the Corporation or any of its subsidiaries or affiliates, or other items or property held by or for the Employee, but owned or used by the Corporation or its subsidiaries or affiliates, shall be the sole property of the Corporation or such subsidiary or affiliate, as the case may be, and, upon the expiration or termination of the term of this Agreement or upon the request of the Corporation or such subsidiary or affiliate, the Employee shall promptly deliver all of such materials, records, documents, or other items or property that are then in his possession.

         7. Notices. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States certified mail, return receipt required, postage prepaid, addressed as follows:

                  If to the Employee:           If to the Corporation:

                  Robert E. Fulton              Torch Offshore, Inc.
                  4115 Beau Chene Drive         401 Whitney Avenue, Suite 400
                  Lake Charles, LA 70605        Gretna, Louisiana 70056
                                                Attention: Lyle Stockstill, CEO

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         8. Governing Law. The provisions of this Agreement shall be construed in accordance with the substantive local law of the State of Louisiana, without consideration of the conflicts of law provisions thereof.

         9. Successors. This Agreement shall be assignable by the Corporation, with the prior written consent of the Employee. The Employee's obligation to provide services hereunder, being personal to the Employee, may not be assigned by the Employee.

         10. Remedies. Each party acknowledges that the other party will have no adequate remedy at law if the first party violates certain of the terms of this Agreement, including but not limited to paragraphs 5 and 6, and that the other party shall have the right, to the extent permitted by applicable law, in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

         11. Waiver. No waiver of any obligation, right, or remedy under this Agreement shall be effective, unless such waiver is made in writing, specifying the terms of this Agreement subject to waiver and executed by the party to be charged with such waiver. A waiver by either party of any of his or its rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of the exercise of any other right or remedy at any time.

         12. Release. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to receive any severance payment pursuant to paragraph 2(c) of this Agreement unless the Employee has executed (and not revoked) a general release of all claims the Employee may have against the Corporation and/or its subsidiaries and affiliates with respect to employment under this Agreement, in a form of such release reasonably acceptable to the Corporation.

         13. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both of the parties hereto.

         14. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.

         15. Severability. Should any section, provision, or portion of this Agreement be declared invalid or unenforceable in any jurisdiction, then such section, provision, or portion shall be deemed to be (a) severable from this Agreement as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof and (b) amended to the extent, and only to the extent, necessary to permit such section, provision, or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).

         16. Survival of Certain Provisions. The rights and obligations of the Employee under paragraphs 5 and 6 hereof shall survive the expiration or termination of this Agreement.

         17. Dispute Resolutions. Except with respect to injunctive relief as provided in paragraphs 5, 6 and 10, neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Louisiana State Bar Association to appoint a mediator in the state of Louisiana who is qualified as a mediator under the Louisiana Mediation Act, as amended from time to time. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Gretna, Louisiana in accordance with the employment dispute resolution arbitration rules of the American Arbitration Association then in effect. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs and expenses, including those incurred to enforce this Agreement, including reasonable attorneys' fees, and interest thereon. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

         THIS AGREEMENT was executed in multiple counterparts, each of which shall be deemed an original, as of the dates set forth below, but to be effective as of the Effective Date.

EMPLOYEE:                             TORCH OFFSHORE, INC.

____________________________          By:_______________________________________
Robert E. Fulton
                                      Title:____________________________________

Date:_______________________          Date:_____________________________________

Schedule A - Counties and Parishes in which Competition is Prohibited

I.       TEXAS

         Jefferson                  Chambers                   Harris
         Galveston                  Brazoria
         Calhoun                    Aransas
         Nueces                     Cameron

II.      LOUISIANA

         Cameron                    Vermilion                  Lafayette
         Iberia                     St. Mary                   Orleans
         Terrebonne                 Lafourche
         Jefferson                  Plaquemines

III.     MISSISSIPPI

         Hancock                    Harrison
         Jackson

IV.      ALABAMA

         Mobile

V.       FLORIDA

         Escambia                   Santa Rosa
         Pinnellas                  Hillsborough
         Manatee                    Brevard

Schedule B - Definition of Certain Payment or Reimbursement of Expenses

RELOCATION ALLOWANCE:

You will be paid a miscellaneous Relocation Allowance of one month's base pay effective on the date your family relocates to the New Orleans area.

LIVING ALLOWANCE:

You will be eligible to receive a monthly miscellaneous Living Allowance of $1,500 per month for six (6) months starting on your date of hire.

You will not be eligible to claim reimbursement via Expense Report for personal expenses associated with temporary accommodations (housing/apartment/hotel), meals, commuting mileage, a vehicle, laundry, personal long distance call, or other such incidental expenses.

The Living Allowance may not be substituted for other benefits in-kind nor will it be allowed to be extended beyond six (6) months. To receive payment of the Living Allowance, the enclosed sample memorandum should be completed, signed, approved and forwarded to the Human Resources Manager, as indicated. Requests for payment of these amounts in advance will not be considered.

PURCHASE OF PRIMARY RESIDENCE IN THE NEW ORLEANS OR SURROUNDING AREA:

The Company will pay closing costs (see attached list) if you purchase your primary home in the New Orleans area (does not include discount points). This benefit will remain valid for up to one (1) year from your date of hire. The value of this benefit may not be substituted for other benefits in-kind. For reimbursement of realtor fees/commissions and approved closing costs, expenses should be submitted via Expense Report (see enclosed sample). Requests for payments of these amounts in advance will not be considered.

SALE OF PRIMARY RESIDENCE:

OPTION 1:

The Company will reimburse up to 6% of the sale price of your primary permanent residence/home (owned solely by you; excludes vacation home) in Realtor fees/commission plus closing costs (see attached list) associated with the sale of this home. The benefit will remain valid for up to a maximum of one (1) year form the date your family relocates to the New Orleans area. The value of this benefit may not be substituted for other benefits in-kind.

OPTION II:

You will have the option to utilize the services of a professional relocation company to assist you in the sale of your primary residence. If you choose this option, representatives from the relocation company will be providing you with detailed information regarding the benefits associated with utilizing their services.

SHIPMENT OF HOUSEHOLD EFFECTS:

The Company has contracted the services of a professional moving company who will arrange for and the Company will pay the actual costs of shipping your personal and household belongings to the New Orleans area, and provide insurance on same at reasonable replacement value (insurance coverage excludes heirlooms, jewelry, plants, and those items not eligible to be transported as indicated in the next paragraph) up to a maximum replacement value of $80,000. In the event of an insurance claim, you will be required to substantiate the value of any lost or damaged items.

The shipment and insurance coverage will be based on a "door-to-door" basis and will include packing, unpacking and debris removal. It will cover normal connecting and disconnecting of appliances at origin and destination done by the mover. The value of shipping and insuring your belongings may not be substituted for cash or other benefits in-kind.

The Company will not cover additional expenses for Saturday or Sunday pickup or delivery, or be responsible for the packing or transportation of any of the following: automobiles, boats, travel trailers, motorhomes, motorcycles, tractors, aircraft, firearms, building materials, firewood, flammable or explosive items (i.e. paints, gasoline, household cleaners, gas containers, liquor, ammunition), items that are alive (i.e. tropical fish, pets or livestock) refrigerated or frozen items, medicine, or those items having peculiar inherent value (i.e. heirlooms, jewelry, furs, money, coin and/or stamp collections and negotiable items of all kinds). Pickup of household goods will be made from one (1) location only; likewise for delivery. Also, the Company will not cover removal or installation of computers, a television antenna, removal or installation of satellite dishes, extra labor for cleaning out a garage or attic, tips and/or meals to the moving crew, special wiring, venting or other unusual services in connection with the installation of appliances, window a/c units, or dismantling of aboveground swimming pools, metal or wood storage buildings, hot tubs, treehouses, trampolines, swing/gym sets.

HOUSEHOLD GOODS STORAGE:

The Company will pay the charges for up to thirty (30) days with prior Company approval. Storage beyond 30 days will be at your expense. It is important to remember that storage charges accrue daily, so please coordinate your move with consideration of the availability of housing.